Exhibit 99.1

(1)	The Mandatory Redeemable Preferred Shares (the “Shares”) of CION Ares Diversified Credit Fund, Inc. (the “Issuer”) reported as beneficially owned are held of record by Athene Annuity and Life Company (“AAIA”).

Athene Annuity & Life Assurance Company (“AADE”) is the sole shareholder of AAIA and Athene USA Corporation (“Athene USA”) is the sole shareholder of AADE. Athene Life Re Ltd. (“Athene Life Re”) is the sole shareholder of Athene USA. Athene Holding Ltd. (“Athene Holding”) is the sole shareholder of Athene Life Re, and Apollo Insurance Solutions Group, L.P. (“AISG”) is the investment adviser of each of AAIA, AADE, Athene USA, Athene Life Re and Athene Holding. AISG GP Ltd. (“AISG GP”) is the general partner of AISG. Apollo Life Asset LP (“Apollo Life”) is the general partner of AISG GP, and Apollo Life Asset GP, LLC (“Apollo Life GP”) is the general partner of Apollo Life. Apollo Capital Management, L.P. (“Capital Management”); is the sole member of Apollo Life GP. The general partner of Capital Management is Apollo Capital Management GP (“Capital Management GP”). Apollo Management Holdings, L.P. (“Management Holdings”) is the sole member and manager of Capital Management GP, and Apollo Management Holdings GP, LLC (“Management Holdings GP”) is the general partner of Management Holdings.

AADE, Athene USA, Athene Life Re, Athene Holding, AISG, AISG GP, Apollo Life, Apollo Life GP, Capital Management, Capital Management GP, Management Holdings, Management Holdings GP, each disclaim beneficial ownership of all Common Stock included in this report, and the filing of this report shall not be construed as an admission that any such person or entity is the beneficial owner of any such securities for purposes of Section 13(d) or 13(g) of the Securities Exchange Act of 1934, as amended, or for any other purpose.

The address of the principal office of AAIA, AADE and Athene USA is 7700 Mills Civic Parkway, West Des Moines, Iowa 50266. The address of the principal office of AISG is 2121 Rosecrans Ave. Ste 5300, El Segundo, California 90245. The address of the principal office of Athene Life Re and Athene Holding is Second Floor, Washington House, 16 Church Street, Hamilton HM 11 Bermuda. The address of the principal office of each of AISG GP, Apollo Life, Apollo Life GP, is c/o Walkers Corporate Limited, Cayman Corporate Center, 27 Hospital Road, George Town, KY1-9008 Grand Cayman, Cayman Islands. The address of the principal office of each of Capital Management, Capital Management GP, Management Holdings, and Management Holdings GP is 9 West 57th Street, New York, NY 10019.

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